Exhibit 16.2

Chavez & Koch
Business Consultants &
Certified Public Accountants

June, 14, 2005

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.0l of Form 8-K/A dated June 14, 2005, of Gold Camp Cripple Creek Colorado, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and Chavez and Koch on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Our audit report for the fiscal year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, other than to contain an explanatory paragraph as to the Registrant’s ability to continue as a going concern. Chavez & Koch made a business decision to cease acting as independent auditors for publicly-traded companies.

We have no basis to agree or disagree with other statements of the Registrant contained therein.
If you have any questions or need additional information, please call me at 702-433-7075.

Sincerely,
Chavez &. Koch, CPA's

/s/ Tim Koch

Tim Koch, CPA
Managing Shareholder